Exhibit 4.1

EXECUTION COPY

THE HANOVER INSURANCE GROUP, INC.,

as Issuer

and

U.S. Bank National Association,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of March 27, 2013

to the Indenture dated as of March 20, 2013

6.35% Subordinated Debentures due 2053

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 27, 2013, between The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of March 20, 2013 (the “Base Indenture,” as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form of any Security, as permitted by Section 2.1 of the Base Indenture, and to provide for the issuance of the Debentures (as defined below), as permitted by Section 3.1 of the Base Indenture, and to set forth the terms thereof;

WHEREAS, the Company desires to execute this First Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to establish the form, and pursuant to Section 3.1 of the Base Indenture to provide for the issuance, of a series of its debt securities designated as its 6.35% Subordinated Debentures due 2053 (the “Debentures”), in an initial aggregate principal amount of $175,000,000. The Debentures are a series of Securities as referred to in Section 3.1 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture;

WHEREAS, all things necessary have been done by the Company to make this First Supplemental Indenture, when executed and delivered by the Company, a valid supplement to the Indenture; and

WHEREAS, all things necessary have been done by the Company to make the Debentures, when executed by the Company and authenticated and delivered in accordance with the provisions of the Indenture, the valid obligations of the Company;

NOW, THEREFORE, in consideration of the premises stated herein and the purchase of the Debentures by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Debentures as follows:

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01. Application of First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Debentures and any such provisions shall not be deemed to apply to any other Securities issued under the Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Debentures. Unless otherwise expressly specified, references in this First Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this First Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

ARTICLE 2

DEFINITIONS

Section 2.01. Terms Defined in the Indenture. For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.

Section 2.02. Additional Definitions. For the benefit of the Holders of the Debentures, Section 1.1 of the Base Indenture shall be amended by adding the following new definitions:

“Additional Debentures” has the meaning specified in Section 3.04 hereto.

“Base Indenture” has the meaning specified in the recitals hereto.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities maturing on March 30, 2018.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Debentures” has the meaning specified in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Debenture” has the meaning specified in 3.01(c).

“Indebtedness for Money Borrowed” shall mean (i) any obligation of, or any obligation guaranteed by, the Company for which the Company is responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Company and whether or not allowed as a claim in bankruptcy or similar proceedings) for (A) indebtedness for money borrowed, (B) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (C) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (D) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (E) all obligations under “keep-well” agreements required by insurance regulators or (F) any obligation referred to in (A) through (E) above of other Persons secured by any lien on any property or asset of the Company and (ii) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts), swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on March 27, 2013 or thereafter created, assumed or incurred.

“Indebtedness Ranking Junior to the Debentures” shall mean any Indebtedness for Money Borrowed, whether outstanding on March 27, 2013 or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Debentures (and any other Indebtedness Ranking on a Parity with the Debentures) in right of payment upon any dissolution or winding-up or liquidation or reorganization or similar events of the Company. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking Junior to the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking Junior to the Debentures.

“Indebtedness Ranking on a Parity with the Debentures” shall mean (a) the 8.207% Junior Subordinated Deferrable Interest Debentures Due February 3, 2027 issued by the Company and (b) Indebtedness for Money Borrowed, whether outstanding on March 27, 2013 or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Debentures in right of payment upon dissolution or winding-up or liquidation or reorganization or similar events of the Company. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking on a Parity with the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking on a Parity with the Debentures.

“Independent Investment Banker” means one of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, and their successors, appointed by the Trustee after consultation with the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Initial Debentures” has the meaning set forth in Section 3.04.

“interest,” when used with respect to the Debentures, includes interest accruing on the Debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable.

“Interest Payment Date” means each March 30, June 30, September 30 and December 30, beginning June 30, 2013.

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 3.05 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Debentures.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in (a) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time the Debentures would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Debentures.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, and their respective successors and one other primary U.S. government securities dealer (each, a “Primary Treasury Dealer”), specified by the Company; provided that (1) if any of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, or their respective successors or any Primary Treasury Dealer specified by the Company shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer and (2) if the Company fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to a Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Senior Indebtedness” shall mean all Indebtedness for Money Borrowed, whether outstanding on March 27, 2013 or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, and any deferrals, renewals or extension of such Senior Indebtedness.

“Tax Event” means that the Company will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

(a) amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

(b) official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (a) above, by any court, governmental agency or regulatory authority; or

(c) threatened challenge asserted in connection with an audit of the Company or any Subsidiary, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after March 27, 2013, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or will not be, deductible by the Company in whole or in part, for United States federal income tax purposes.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

ARTICLE 3

FORM AND TERMS OF THE DEBENTURES

Section 3.01. Form and Dating.

(a) The Debentures and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Debentures shall be executed on behalf of the Company by an Officer and attested by the Secretary or one of the Assistant Secretaries of the Company. The Debentures may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Debenture shall be dated the date of its authentication. The Debentures and any beneficial interest in the Debentures shall be in minimum denominations of $25 and multiples of $25 in excess thereof.

(b) The terms and notations contained in the Debentures shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(c) The Debentures shall be issued initially in the form of fully registered Global Securities (the “Global Debentures”), which shall be deposited on behalf of the purchasers of the Debentures represented thereby with The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Trustee.

Section 3.02. Execution and Authentication. The Company shall execute and the Trustee shall, in accordance with this Section 3.02, authenticate and deliver a Global Debenture representing the Initial Debentures that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions.

Section 3.03. Paying Agent. The Company initially appoints the Trustee as Paying Agent for the payment of the principal of (and premium, if any) and interest on the Debentures and the office of the Trustee at U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services, Reference # Hanover 2013, be and hereby is, designated as the Place of Payment where the Debentures may be presented for payment.

Section 3.04. Terms of the Debentures. The following terms relating to the Debentures are hereby established:

(a) Title. The Debentures shall constitute a series of Securities having the title “6.35% Subordinated Debentures due 2053”.

(b) Principal Amount. The aggregate principal amount of the Debentures that may be initially authenticated and delivered under the Indenture (the “Initial Debentures”) shall be $175,000,000 (except for Debentures authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Base Indenture). The Company may from time to time, without the consent of the Holders of Debentures, issue additional Debentures (in any such case “Additional Debentures”) having the same ranking and the same interest rate, Maturity and other terms as the Initial Debentures (other than the public offering price and date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), provided, however, that no Additional Debentures may be issued unless the Additional Debentures are fungible with the Debentures for U.S. federal income tax purposes or issued with a different CUSIP. Any Additional Debentures together with the Initial Debentures shall constitute a single series of Securities for all purposes under the Indenture, including waivers, amendments and redemptions, and all references to the Debentures shall include the Initial Debentures and any Additional Debentures unless the context otherwise requires.

(c) Maturity Date. The entire outstanding principal amount of the Debentures shall be payable on March 30, 2053.

(d) Interest Rate. The rate at which the Debentures shall bear interest shall be 6.35% per annum; the date from which interest shall accrue on the Debentures shall be March 27, 2013, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Debentures shall be March 30, June 30, September 30 and December 30 of each year, beginning June 30, 2013; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Debenture (or predecessor Debenture) is registered (which shall initially be the Depositary) at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 and December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. However, interest paid on the Maturity Date or a Redemption Date will be payable to the Person to whom the principal will be payable. Interest shall be computed on the basis of a 360 day year comprised of twelve 30-day months. For so long as the Debentures are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Debenture representing such Debentures. In the event that definitive Debentures shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the office of the Paying Agent in One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services, Reference # Hanover 2013; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Debenture.

(e) Sinking Fund. The Debentures are not subject to any sinking fund.

Section 3.05. Option to Defer Interest Payments. (a) So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Debentures for one or more Optional Deferral Periods of up to five consecutive years, provided that no Optional Deferral Period shall extend beyond March 30, 2053, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Debentures.

(b) During any Optional Deferral Period, interest shall continue to accrue on the Debentures, and deferred interest payments shall accrue additional interest at the then applicable interest rate on the Debentures, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the Debentures during such deferral period.

(c) At the end of any Optional Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Debentures to the Persons in whose names the Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Optional Deferral Period.

(d) At the end of five years following the commencement of any Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon, and the Company’s failure to pay all such accrued and unpaid deferred interest, including compounded interest thereon, for a period of 30 days after the conclusion of such five-year period shall result in an Event of Default giving rise to a right of acceleration. If, at the end of any Optional Deferral Period, the Company shall have paid all deferred interest due on the Debentures, including compounded interest, the Company may again defer interest payments on the Debentures pursuant to this Section 3.05.

(e) The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Debentures at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. In addition, the Company’s failure to pay interest on the Debentures on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period unless the Company pays such interest within five Business Days after any such Interest Payment Date, whether or not the Company provides a notice of deferral.

Section 3.06. Redemption at the Option of the Company. The provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Debentures.

(a) The Company may redeem the Debentures in increments of $25 principal amount:

(i) in whole at any time or in part from time to time on or after March 30, 2018, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain Outstanding after giving effect to such redemption;

(ii) in whole, but not in part, at any time prior to March 30, 2018, within 90 days of the occurrence of a Tax Event, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date; or

(iii) in whole, but not in part, at any time prior to March 30, 2018, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to the greater of (a) 100% of their principal amount or (b) the present value of a payment on March 30, 2018 in an amount equal to their outstanding principal amount and scheduled payments of interest that would have accrued on the Debentures to be redeemed from the Redemption Date to March 30, 2018, discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in each case, plus any accrued and unpaid interest (including compounded interest, if any) to but excluding the Redemption Date.

Section 3.07. Payment Restrictions During a Deferral Period. After the commencement of an Optional Deferral Period and until the Company has paid all accrued and unpaid interest on the Debentures, the Company shall not, and shall not permit any Subsidiary to:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any Capital Stock of the Company,

(ii) make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, or

(iii) make any guarantee payments with respect to any guarantee by the Company of any securities of any Subsidiary if such guarantee ranks pari passu with or junior in right of payment to the Debentures;

other than:

(a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Capital Stock of the Company where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock,

(b) any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of Capital Stock of the Company under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

(c) as a result of a reclassification of any series or class of Capital Stock of the Company or the exchange or conversion of one class or series of Capital Stock of the Company for or into another class or series of Capital Stock of the Company,

(d) the purchase of fractional interests in shares of Capital Stock of the Company pursuant to an acquisition or the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,

(e) purchases or acquisitions of shares of Capital Stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees of the Company or satisfaction by the Company of its obligations under any dividend reinvestment plan of the Company or director, officer, agent, consultant or employee stock purchase plans of the Company,

(f) any exchange, redemption or conversion of any class or series of Capital Stock of the Company, or the Capital Stock of a Subsidiary, for any other class or series of Capital Stock of the Company, or of any class or series of Indebtedness for Borrowed Money for any class or series of Capital Stock of the Company,

(g) purchases or acquisitions of shares of Capital Stock of the Company in connection with satisfaction by the Company of its obligations under any contract or security entered into before commencement of the Optional Deferral Period, and

(h) (i) payment of current or deferred interest on Indebtedness Ranking on a Parity with the Debentures made pro rata to the amounts due on the Debentures and all other Indebtedness Ranking on a Parity with the Debentures and (ii) payment of principal or current or deferred interest on the Company’s Indebtedness Ranking on a Parity with the Debentures that, if not made, would cause the Company to breach the terms of the instrument governing such Indebtedness Ranking on a Parity with the Debentures.

Section 3.08. Events of Default. (a) With respect to the Debentures, the Events of Default set forth in clauses (1), (3) and (4) of Section 5.1 of the Base Indenture shall not apply to the Debentures, and for purposes of the Debentures the following event shall be substituted for, and replace, the Event of Default set forth in clause (1) of Section 5.1 of the Base Indenture:

(1) default in the payment of any interest upon any of the Debentures when due and payable, and continuance of such default for a period of 30 days; provided that if the Company defers the payment of interest on the Debentures in accordance with the provisions of the Debentures and the Indentures, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following the permitted deferral period.

(b) The Events of Default set forth in clauses (2), (5) and (6) of Section 5.1 of the Base Indenture shall apply to the Debentures.

Section 3.09. Tax Treatment. Each Holder of the Debentures will, by accepting the Debentures or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Debentures constitute indebtedness and will treat the debentures as indebtedness for all United States federal, state and local tax purposes.

ARTICLE 4

SUBORDINATION

Section 4.01. Agreement to Subordinate. The Company covenants and agrees, and each Holder of Debentures issued under the Indenture likewise covenants and agrees, that the Debentures shall be issued subject to the provisions of this Article 4; and each Holder of a Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, premium, if any, and interest on the Debentures shall, to the extent and in the manner set forth in this Article 4, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of this First Supplemental Indenture or thereafter incurred.

No provision of this Article 4 shall prevent the occurrence of any Event of Default with respect to the Debentures or any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default with respect to the Debentures.

Section 4.02. Default on Senior Indebtedness. Unless Section 4.03 shall be applicable, in the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted upon notice or the passage of time to be accelerated because of a default, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, then no payment or distribution of any kind or character, whether in cash, properties or securities shall be made by the Company with respect to the principal (including redemption payments) of or premium, if any, or interest on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary, in each case unless and until all amounts due or to become due on such Senior Indebtedness are paid in full in cash or other consideration satisfactory to the holders of such Senior Indebtedness.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or a holder of any Debenture when such payment is prohibited by the preceding paragraph of this Section 4.02, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing, within 90 days of such payment.

Section 4.03. Prior Payment to Senior Indebtedness Upon Acceleration of Debentures. In the event that any Debentures are declared due and payable before their Stated Maturity, then no payment or distribution of any kind or character, whether in cash, properties or securities shall be made by the Company on account of the principal (including redemption payments) of, or premium, if any, or interest on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary, until all amounts due on or in respect of Senior Indebtedness outstanding at the time of such acceleration shall have been paid in full to the holders of such Senior Indebtedness in cash or other consideration satisfactory to the holders of such Senior Indebtedness, or provision shall have been made for such payment.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or the Holder of any Debenture prohibited by the foregoing provisions of this Section 4.03, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing, within 90 days of such payment.

The provisions of this Section shall not apply to any payment with respect to which Section 4.04 would be applicable.

Section 4.04. Liquidation; Dissolution; Bankruptcy. In the case of the pendency of any receivership, insolvency, dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company or other similar judicial proceeding relative to the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings (each such event, if any herein sometimes referred to as a “Proceeding”), then the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on such Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, before the Holders of the Debentures are entitled to receive or retain any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution which may be payable or deliverable by reason of the payment of any other debt of the Company subordinated to the payment of the Debentures, such payment or distribution being hereinafter referred to as a “Junior Subordinated Payment”), on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures by the Company or any Subsidiary, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, which may be payable or deliverable in respect of the Debentures in any such Proceeding.

In the event that, notwithstanding the foregoing provisions of this Section, the Trustee or the Holders of any Debenture shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, before all amounts due or to become due on all Senior Indebtedness are paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, and if such fact shall, at or prior to the time of such payment or distribution, have been made actually known to a Responsible Officer of the Trustee or, as the case may be, such Holder, then in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all amounts due or to become due on all Senior Indebtedness remaining unpaid, to the extent necessary to pay all amounts due or to become due on all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

For purposes of this Article 4, the words “cash, property or securities” shall not be deemed (so long as the effect of any exclusion employing this definition is not to cause the Debentures to be treated in any Proceeding as a part of the same class of claims as the Senior Indebtedness or any class of claims pari passu with, or senior to the Senior Indebtedness) to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 4 with respect to the Debentures to the payment of Senior Indebtedness that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the sale, conveyance, transfer or lease of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided for in Article VIII of the Base Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 4.04 if such other Person shall, as a part of such consolidation, merger, sale, conveyance, transfer or lease, comply with the conditions stated in Article VIII of the Base Indenture.

Section 4.05. Subrogation. Subject to the payment in full of all amounts due or to become due on all Senior Indebtedness to the extent provided herein or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, the rights of the Holders of the Debentures shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article 4 (equally and ratably with the holders of all Indebtedness of the Company which by its express terms is subordinated to Senior Indebtedness of the Company to substantially the same extent as the Debentures are subordinated to the Senior Indebtedness and is entitled to like rights of subrogation by reason of payments or distributions made to holders of such Senior Indebtedness) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property or securities of the Company, as the case may be, applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Debentures shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders of the Debentures or the Trustee would be entitled except for the provisions of this Article 4, and no payment over pursuant to the provisions of this Article 4 to or for the benefit of the holders of such Senior Indebtedness by Holders of the Debentures or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the Holders of the Debentures, be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article 4 are and are intended solely for the purposes of defining the relative rights of the Holders of the Debentures, on the one hand, and the holders of such Senior Indebtedness on the other hand.

Nothing contained in this Article 4 or elsewhere in this Indenture or in the Debentures is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the Holders of the Debentures, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Debentures the principal of (and premium, if any) and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Debentures and creditors of the Company, as the case may be, other than the holders of Senior Indebtedness of the Company, as the case may be, nor shall anything herein or therein prevent the Trustee or the holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article 4 of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, as the case may be, received upon the exercise of any such remedy.

Section 4.06. Trustee to Effectuate Subordination. Each Holder of the Debentures by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 4 and appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

Section 4.07. Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article 4. Notwithstanding the provisions of this Article 4 or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article 4, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Article 4 of this Indenture, shall be entitled in all respects to assume that no such facts exist; provided that if the Trustee shall not have received the notice provided for in this Section 4.07 at least two Business Days prior to the date (i) upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Debenture), or (ii) moneys and/or U.S. Government Obligations are deposited in trust pursuant to Article XIII of the Base Indenture then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and U.S. Government Obligations and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Article VI of the Base Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article 4, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 4, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Upon any payment or distribution of assets of the Company referred to in this Article 4, the Trustee and the Holders of the Debentures shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of the Debentures, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 4.

Section 4.08. Rights of the Trustee; Holders of Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 4 in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 4, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Article VI of the Base Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders of the Debentures, the Company or any other Person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article 4 or otherwise.

Nothing in this Article 4 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.7 of the Base Indenture.

Section 4.09. Subordination May Not Be Impaired. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Debentures, without incurring responsibility to the Holders of the Debentures and without impairing or releasing the subordination provided in this Article 4 or the obligations hereunder of the Holders of the Debentures to the holders of Senior Indebtedness, do any one or more of the following:

(i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding;

(ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness;

(iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and

(iv) exercise or refrain from exercising any rights against the Company and any other Person.

Section 4.10. Article Applicable to Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and then be acting hereunder, the term “Trustee” as used in this Article 4 shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meanings as fully and for all intents and purposes as if such Paying Agent were named in this article in addition to or in place of the Trustee.

Section 4.11. Ranking Relative to 2027 Debentures. The Debentures rank equally with and not prior to the Company’s 8.207% Junior Subordinated Deferrable Interest Debentures Due February 3, 2027.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 5.02. New York Law to Govern. The First Supplemental Indenture and the Debentures shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.03. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5.04. Severability. If any provision of this First Supplemental Indenture or the Debentures shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.

Section 5.05. Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 5.06. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 5.07. Trustee Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this First Supplemental Indenture.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

THE HANOVER INSURANCE GROUP, INC.

By:	/s/ David B. Greenfield
David B. Greenfield
Chief Financial Officer and Executive Vice President

Attest:

By:	/s/ Charles F. Cronin
Charles F. Cronin
Vice President and Secretary

[Signature Page to Hanover - First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ David Doucette
	Name:	David Doucette
	Title:	Vice President

[Signature Page to Hanover - First Supplemental Indenture]

EXHIBIT A

THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE HANOVER INSURANCE GROUP, INC.

6.35% Subordinated Debenture due 2053

No.	Principal Amount
CUSIP No. 410867 204	$

The Hanover Insurance Group, Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                      United States Dollars, subject to increase or decrease as set forth in the attached Schedule, on March 30, 2053 and to pay interest thereon from March 27, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 30, June 30, September 30 and December 30 in each year (each an “Interest Payment Date”), beginning June 30, 2013 at the rate of 6.35% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. However, interest paid on the Maturity Date or a Redemption Date shall be paid to the Person to whom the principal will be payable. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Debentures not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and the interest on this Debenture shall be made at the designated office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that for so long as the Debentures are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debentures. In the event that definitive Debentures shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the office of the Trustee (as defined below), as paying agent, in One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services, Reference # Hanover 2013; provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Debenture.

This Debenture is one of the duly authorized series of Securities of the Company, designated as the Company’s “6.35% Subordinated Debentures due 2053”, initially limited to an aggregate principal amount of $175,000,000, all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of March 20, 2013, between the Company and U.S. Bank National Association, as Trustee (hereinafter referred to as the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of March 27, 2013 (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures.

The Debentures will be unsecured obligations of the Company and will be subordinated to all Senior Indebtedness of the Company in the manner set forth in the Indenture.

Subject to, and in accordance with, the First Supplemental Indenture, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Debentures.

The Company may redeem the Debentures in the manner and under the circumstances set forth in the Indenture.

If an Event of Default with respect to the Debentures shall occur and be continuing, the principal of the Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the right of the Holder of this Debenture, which is absolute and unconditional, to receive payment of the principal of and, subject to certain qualifications in the Indenture, interest on this Debenture at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Debenture shall have consented to the impairment of such right.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Debenture may be registered in the Security Register, upon surrender of this Debenture for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Debenture are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Debentures of this series and of any authorized denominations and of a like aggregate principal amount and tenor, shall be issued to the designated transferee or transferees.

The Debentures are issuable only in registered form without coupons in denominations of $25 and multiples of $25 in excess thereof. Subject to certain limitations therein set forth in the Indenture and in this Debenture, the Debentures are exchangeable for a like aggregate principal amount of Debentures of this series in different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or for exchange of this Debenture, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Debenture, other than in certain cases provided in the Indenture.

Prior to due presentment of this Debenture for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debenture is registered as the owner hereof for all purposes, whether or not this Debenture be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Debentures (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Debentures of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Debenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Debenture shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

THE HANOVER INSURANCE GROUP, INC.

By:
Name:
Title:

Attest:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized signature

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of Assignee)

the within Debenture of THE HANOVER INSURANCE GROUP, INC and does hereby irrevocably constitute and appoint                                                                                   attorney to transfer the said Debenture on the books of the Company, with full power of substitution in the premises.

Dated:
(Signature)

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

The Hanover Insurance Company, Inc.

6.35% Subordinated Debenture due 2053

No:

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL DEBENTURE

The following increases or decreases in this Global Debenture have been made:

Date	Amount of decrease in Principal Amount of this Global Debenture	Amount of increase in Principal Amount of this Global Debenture	Principal Amount of this Global Debenture following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

A-S-1